Exhibit 99

FOR IMMEDIATE RELEASE

October 22, 2008

THE EASTERN COMPANY DECLARES

INCREASE IN QUARTERLY CASH DIVIDEND

Naugatuck, CT–The Eastern Company (AMEX-EML) today announced a 12.5% increase to its regular quarterly cash dividend from eight cents ($0.08) per share to nine cents ($0.09) per share payable December 15, 2008, to common stock shareholders of record as of November 21, 2008. This dividend represents the Company’s 273rd consecutive quarterly dividend.

Mr. Leganza Chairman, President and CEO stated “The increased dividend reflects our continued and positive confidence in the financial strength of our Company and the strengths of the markets we serve.  As we recover from the slow down in the economy, we would like to share the results of that confidence with our shareholders.”

The Eastern Company is a 150-year-old manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products.  It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products enables it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255